EXTENDICARE INC.
AMENDED AND RESTATED
STOCK OPTION AND TANDEM SAR PLAN

Purpose of the Plan

1.	The purpose of the Plan is to assist directors, officers and employees to participate in the growth and development of the Corporation and any affiliate of the Corporation by providing such persons with the opportunity, through share options and share appreciation rights, to participate in an increase in the equity value of the Corporation.

Definitions

2.	In the Plan:

“Act” means the Securities Act (Ontario) and the regulations thereto, as the same may be amended or re-enacted from time to time;

“affiliate” means an “affiliate” as defined in section 1.2 of National Instrument 45-106 — Prospectus and Registration Exemptions, as the same may be amended or re-enacted from time to time, and for purposes of section 1.2(b) thereof, “control” shall be interpreted with reference to 2.23 thereof; provided that an entity shall be deemed not to be an “affiliate” of the Corporation if the Corporation owns or directs, directly or indirectly, less than 20% of the Voting Securities of such entity;

“Board” means the board of directors of the Corporation or, if established and duly authorized to act with respect to this Plan, any committee of the board of directors of the Corporation;

“Code” means the United States Internal Revenue Code of 1986 and the regulations thereto, as the same may be amended or re-enacted from time to time;

“Corporation” means Extendicare Inc.;

“employment” means service as a director or an officer of, or full-time employment with, the Corporation or any affiliate of the Corporation and includes retirement from any such service or employment and “employee” has a corresponding meaning;

“fair market value” of a Share on any date means the closing board lot sale price per share of Shares on the Toronto Stock Exchange on the trading day prior to such date, provided that if there was not a board lot sale thereon on such day then the immediately preceding board lot sale price per share on such Exchange; provided that if there has not been a board lot sale on the Toronto Stock Exchange within a period of two trading days prior thereto then, in the discretion of the Board, such price as may be determined by any mechanism for establishing the fair market value of the Shares approved by the Board and satisfactory to the Toronto Stock Exchange;

“Fundamental Change” means any one of the following events:

(i)	any person or group of persons, acting jointly and in concert, becomes the beneficial owner, directly or indirectly, of 20% or more of the combined voting power of the Corporation’s Voting Securities, but not including any person whose ownership of such a percentage of Voting Securities results solely from a share repurchase by the Corporation (unless such person or persons subsequently purchase any additional Voting Securities);

(ii)	individuals are elected as directors who have not been approved by the incumbent directors (either by a specific vote or by approval of the proxy statement of the Corporation in which such persons are named as nominees for director, without objection to such nomination) and such individuals constitute a majority of the directors; and

(iii)	the Corporation ceases to control in fact, directly or indirectly, all or substantially all of the assets employed in carrying on the business of the Corporation;

“grantee”means an employee to whom an option has been granted;

“insider” means:

(i)	an insider as defined in section 1(1) of the Act, except that a person who falls within that definition solely by virtue of being a director or senior officer of an affiliate of the Corporation shall not be an insider for purposes hereof, unless such director or senior officer:

(a)	in the ordinary course receives or has access to information as to material facts or material changes concerning the Corporation before the material facts or material changes are generally disclosed;

(b)	is a director or senior officer of a major subsidiary (as defined in National Instrument 55-101 —Insider Reporting Exemptions, as the same may be amended or re-enacted from time to time); or

(c)	is an insider of the Corporation in a capacity other than as a director or senior officer of the affiliate of the Corporation; and

(ii)	an associate (as defined in section 1(1) of the Act) and affiliate of any person who is an insider by virtue of clause (i) above;

“Multiple Voting Shares” means Multiple Voting Shares of the Corporation as constituted on the date hereof, or any shares or securities into which such shares may be consolidated, subdivided, reclassified or otherwise changed;

“option”means an option to purchase Shares granted under the Plan;

“option price” means the price per Share at which Shares may be purchased on the exercise of an option, as the same may be adjusted from time to time in accordance with section 13 hereof;

“option year” with respect to any option granted pursuant hereto means any period of 12 months commencing on the date of granting of such option or any anniversary thereof;

“termination of employment” means termination of employment for any reason other than death or retirement, but does not include a change of employment between the Corporation and any affiliate of the Corporation or between two affiliates of the Corporation;

“SAR”and “SARs” have the meanings ascribed in section 6 hereof;

“security based compensation arrangement” has the meaning ascribed in section 613(b) of the Company Manual of the Toronto Stock Exchange;

“Shares” means Subordinate Voting Shares of the Corporation as constituted on the date hereof or, in the event of an adjustment contemplated by section 13 hereof, such other shares or securities to which the grantee may be entitled upon the exercise of an option as a result of such adjustment;

“trading day” means any day on which the Toronto Stock Exchange is open for trading; and

“Voting Securities” means any share or other security that carries a voting right either under all circumstances or under some circumstances that have occurred and are continuing and also includes any share or security that is ultimately exercisable or convertible into a Voting Security, whether conditionally or unconditionally.

Administration

3.	The Plan shall be administered by the Board. The Board shall have the power, where consistent with the general purpose and intent of the Plan, and subject to the specific provisions of the Plan, to:

(a)	establish policies and to adopt rules and regulations for carrying out the purposes, provisions and administration of the Plan;

(b)	interpret and construe the Plan and to determine all questions arising out of the Plan and any option or SAR granted pursuant to the Plan, and any such interpretation, construction or termination made by the Board shall be final, binding and conclusive for all purposes on the Corporation and the grantee;

(c)	grant options;

(d)	determine which employees are granted options;

(e)	determine the number of Shares covered by each option;

(f)	determine the option price;

(g)	determine the time or times when options will be granted and exercisable;

(h)	determine if SARs will be granted in connection with an option;

(i)	accelerate vesting periods;

(j)	determine if the Shares that are subject to an option will be subject to any restrictions (including restrictions as to transferability) upon the exercise of such option;

(k)	determine if the Shares that are paid on exercise of a SAR, if applicable, will be subject to any restrictions (including restrictions as to transferability) upon the exercise of such SAR; and

(l)	prescribe the form of documents (including the written agreement referred to in section 14 hereof) relating to the grant, exercise and other terms of an option.

Shares Subject to Option

4.	Options may be granted in respect of authorized and unissued Shares, provided that the aggregate number of Shares reserved for issuance under this Plan, subject to adjustment pursuant to the provisions of section 13 hereof, shall not exceed the aggregate fixed number of Shares approved by the shareholders of the Corporation from time to time to be reserved for issuance under the Plan, which number, as at December 15, 2005, is 3,084,225 Shares and which number as at May 8, 2006 (subject to shareholder approval) shall increase by 3,400,000, and each such Share may be issued pursuant to the exercise of incentive stock options (within the meaning of Code Section 422). Shares in respect of which options have been granted but have been terminated or have expired and are unexercised are available for subsequent options. Shares in respect of which options are terminated on the exercise of connected SARs are not available for subsequent options.

Grant of Options and Option Price

5.	Options to purchase Shares may be granted from time to time hereafter at the discretion of the Board to such employeesas the Board shall from time to time determine. The price per Share at which the Shares may be purchased shall be fixed by the Board at the time of the grant of such option but shall be not less than the fair market value of the Shares as at the date on which the option is granted by the Board to the grantee.

Grant of SARs and Terms of Tandem SARs

6.	At the discretion of the Board, an option granted under the Plan may have connected therewith, at or after the time of grant, a number of share appreciation rights (a “SAR” or “SARs”) equal to the number of Shares covered by the option. Each SAR in respect of a Share shall entitle the grantee, at his option, to surrender to the Corporation, unexercised, the right to subscribe for such Share pursuant to the related option and to receive from the Corporation an amount equal to the excess of (i) the fair market value of a Share, on the effective date of exercise of such rights, multiplied by that number of Shares in respect of which the option is surrendered over (ii) the aggregate option price of such Shares in respect of which the option is surrendered. Each exercise of a SAR in respect of a Share covered by a related option shall terminate that option in respect of such Share and such option in respect of such Share shall be of no further force or effect. Unexercised SARs shall terminate when the related option is exercised or such option terminates or expires, as applicable.

Limitations on Grant

7.	Notwithstanding any other provision of the Plan:>

(a)	the number of Shares which may be reserved for issuance to insiders at any time under the Plan and under any other security based compensation arrangement of the Corporation shall not exceed 10% of the number of issued and outstanding Shares and Multiple Voting Shares at the date of the grant;

(b)	the number of Shares which may be issued to insiders within a one-year period under the Plan and under any other security based compensation arrangement of the Corporation shall not exceed 10% of the number of issued and outstanding Shares and Multiple Voting Shares at the date of the grant; and

(c)	the number of Shares which may be issued to any one grantee under the Plan and under any other security based compensation arrangement of the Corporation within a one-year period shall not exceed 10% of the number of issued and outstanding Shares and Multiple Voting Shares >at the date of the grant.

For the purposes of this section 7, the number of issued and outstanding Shares shall be determined on a non-diluted basis and shall exclude Shares issued under the Plan and under any other security based compensation arrangement of the Corporation during the preceding one-year period. Options to purchase Shares granted prior to the grantee becoming an insider shall be excluded for purposes of the limits in this section 7.

Term of Options

8.	The period during which an option may be exercised, in whole or in part, shall be such period as the Board may specify but shall not exceed 10years from the date on which the option is granted by the Board to the grantee; provided that:

(a)	if the grantee dies, the legal personal representatives of the grantee will be entitled to exercise any unexercised options (including any which vest and become exercisable after the date of death pursuant to section 9 hereof, but only after the date on which they become exercisable in accordance with section 9 hereof) during the period ending on the 270th day after the date of the grantee’s death, failing the exercise of which the option shall terminate;

(b)	if the grantee retires at age 60 or otherwise in accordance with the then-prevailing retirement policy of the Corporation or an affiliate of the Corporation, the grantee will be entitled to exercise any unexercised options (including any which vest and become exercisable after the date of retirement pursuant to section 9 hereof, but only after the date on which they become exercisable in accordance with section 9 hereof) during the term thereof failing the exercise of which the option shall terminate; provided that if a retired grantee dies prior to the end of such period, the provisions of the preceding section 8(a) shall govern, except that such right to exercise shall end on the earlier of the end of such period and the 270th day after the date of the grantee’s death;

(c)	on termination of employment of the grantee for any reason other than death or retirement (including, without limitation, voluntarily leaving or resigning from employment and dismissal from employment with or without cause), the grantee will be entitled to exercise any unexercised options to the extent exercisable at the date of termination (but excluding any which would have otherwise have vested and become exercisable after the date of termination) during the period ending 90 days following the date of termination, failing the exercise of which the option shall terminate, unless and except to the extent otherwise provided in a written agreement entered into between the Corporation and the grantee; and

(d)	if a notice to such effect is given pursuant to section 13 hereof, the grantee will be entitled to exercise any unexercised options (including any which would otherwise have vested and become exercisable after the date of delivery of such notice pursuant to section 13 hereof) during the period specified in such notice, failing the exercise of which the option shall terminate.

Nothing contained in the preceding clauses (a), (b), (c) or (d) of this section 8 shall extend the period during which an option may be exercised beyond the 10 years first referred to in this section 8.

Exercise of Option

9.	Subject to the provisions of sections 4, 7 and 8 hereof, the Board may in its discretion determine that the maximum aggregate number of Shares that may be purchased on the exercise of any option on any date during the term thereof shall depend on the number of complete option years elapsed during such term prior to such date and shall be a percentage of the total number of Shares covered thereby. Such determination shall be made at the time of the grant of the option.

10.	Subject to the provisions hereof, any option shall be exercisable at any time and from time to time during the term thereof with respect to all or any lesser number of the Shares covered thereby by written notice given to the Corporation in the form attached to the option agreement specifying the number of Shares in respect of which the option is being so exercised at such time, accompanied by payment in full for such Shares at the price per Share specified in the option. Upon receipt of a notice of exercise of an option and payment of the option price, the Corporation shall, within a reasonable time thereafter, issue to the grantee the number of Shares in respect of which the option is exercised.

11.	Subject to the provisions hereof, SARs shall be exercisable at any time and from time to time during the term thereof with respect to all or any lesser number of the Shares covered thereby by written notice given to the Corporation in the form attached to the option agreement specifying the number of SARs being exercised at such time. Upon receipt of a notice of exercise of SARs, the Corporation shall, within a reasonable time thereafter, pay to the grantee an amount equal to the excess of (i) the fair market value of a Share, on the effective date of exercise of such rights, multiplied by that number of Shares in respect of which the option is surrendered over (ii) the aggregate option price of such Shares in respect of which the option is surrendered. The Corporation shall pay such amount as follows, at the discretion of the Board:

(a)	in cash,

(b)	by delivering Shares purchased in open-market transactions by an independent agent appointed by the Corporation for the purpose of purchasing Shares pursuant to the Plan, having a fair market value on the date of exercise equal to such amount (with cash to be delivered in lieu of any fractional Share), or

(c)	in any combination of cash or Shares.

12.	Any notice delivered under section 10 or 11 hereof may relate in part to the exercise of an option and in part to the exercise of SARs.

Corporate Reorganizations

13.	If any of the following events occur:

(a)	the Corporation is reorganized, liquidated or dissolved;

(b)	the Corporation is amalgamated, merged or consolidated with another corporation;

(c)	the Shares are consolidated, subdivided, reclassified or otherwise changed, or further Shares are issued by way of stock dividends;

(d)	the Board proposes that the Corporation take steps to complete any of the events referred to in subsections (a), (b) or (c) of this section 13; or

(e)	a Fundamental Change occurs;

the Board may, in its sole discretion, subject to regulatory approval, make any or all of the following adjustments or take any or all of the following actions in order to preserve as nearly as may be possible the original scope and intent of this agreement:

(i)	adjust outstanding options to cover a different class and number of shares of the Corporation or of another issuer, adjust the number of Shares covered by the options, and/or adjust the exercise price of the options;

(ii)	by written notice to each grantee, require that such grantee’s option shall be terminated after the time specified in such notice (which in no event shall be shorter than 30 days following the giving of such notice), unless exercised within the time specified in such notice;

(iii)	advance the dates upon which any or all outstanding options shall be exercisable, without regard to whether the options have otherwise vested in accordance with its terms; or

(iv)	make any other adjustments, or take any other action, as the Board in its sole discretion shall deem appropriate;

provided that any such adjustment to an option that is intended to be exempt from Code Section 409A shall be made in a manner consistent with the regulations under Code Section 409A that preserves such exemption.

The Board shall give notice to the grantee designating such adjustments or actions whereupon this agreement shall, without further act or formality, be amended accordingly. Any adjustments or actions taken by the Board under this section 13 shall be final and binding for all purposes of this agreement.

Evidence of Option

14.	Each option granted under the Plan shall be embodied in a written agreement between the Corporation and the grantee which shall give effect to the provisions of the Plan and shall contain such other terms and conditions that are not inconsistent with the terms of the Plan.

Non-Assignability

15.	Except as provided in section 16 hereof no option shall be assignable, negotiable or otherwise transferable other than by will or the laws relating to intestacy.

16.	Notwithstanding section 15 hereof, an optionee may transfer an option (other than an incentive stock option under Code Section 422) to any of the following permitted assigns:

(a)	the grantee’s spouse;

(b)	a trustee, custodian or administrator acting on behalf of or for the benefit of the grantee or the grantee’s spouse;

(c)	a personal holding company or family trust controlled by the grantee or the grantee’s spouse; and

(d)	a registered retirement income fund or a registered retirement savings plan (as each such term is defined in the Income Tax Act (Canada)) of the grantee or the grantee’s spouse.

Withholding Taxes

17.	The Corporation shall be entitled to deduct any amount of withholding taxes and other withholdings from any amount paid or credited hereunder as required by law.

Amendment or Discontinuance of Plan

18.	The Board may amend, suspend or discontinue the Plan at any time; provided, however, that no such amendment may increase the maximum number of Shares that may be subject to option under the Plan, change the manner of determining the minimum option price, or take any action that would result in the repricing of any granted options or an extension of the term of any granted options benefiting an insider of the Corporation; nor can the Board, without the consent of the grantee, alter or impair any option previously granted to a grantee under the Plan. No amendment, suspension or discontinuance of the Plan may contravene the requirements of the Toronto Stock Exchange or any securities commission or regulatory body to which the Plan or the Corporation is now or may hereafter become subject.

Interpretation

19.	The Plan shall be construed according to the laws of the Province of Ontario. The Plan shall also comply with the requirements of the Toronto Stock Exchange. In the event of any differences arising between the provisions of the Plan and the requirements of the Toronto Stock Exchange, the requirements of the Toronto Stock Exchange shall apply.

20.	The provisions of Code Section 409A shall be incorporated herein by reference to the extent required for options granted under the Plan that are intended to be exempt from the provisions of such Code Section to be so exempt, or for options that are intended to comply with the requirements of such Code Section, to so comply.

Liability

21.	No director, officer or employee of the Corporation or any affiliate of the Corporation shall be personally liable for any act taken or omitted in good faith in connection with the Plan.

No Rights as Shareholder

22.	A grantee shall not have any rights as a shareholder of the Corporation with respect to any of the Shares covered by such option until such holder has exercised such option in accordance with the terms of the Plan and the issuance of the Shares by the Corporation.

Regulatory Approvals

23.	The Plan is subject to receipt of any requisite approval or consent from any governmental or regulatory authority having jurisdiction including, while any securities of the Corporation are listed and admitted to trading thereon, the Toronto Stock Exchange.

Effective Date

24.	This Plan, as amended and restated effective as of December 13, 1995, and as further amended to give effect to articles of amendment of the Corporation dated April 25, 1996, and as amended and restated effective as of May 6, 2004, shall be amended and restated on the terms hereof effective as of December 15, 2005.